                                                                    Exhibit 10.3

                               EMPLOYMENT CONTRACT

The Undersigned

I. PEPC Nederland BV, established in The Hague, duly represented by Mr. S. Hibma, hereinafter: "the Employer"

and

II. Mr. S.L. Mannen, residing at P/A Edgar du Perronstraat 3 in Wageningen born on 27/07/1959, hereinafter: "the Employee"


Have agreed as follows

Article 1

As per 01/08/2000, the Employee shall enter the service of the Employer, in the position of Chief Operating Officer (COO). Upon commencement of the employment, the Employee shall carry out his duties in The Hague. The Employer reserves the right to change the said location.

Article 2

This contract has been entered into for an indefinite period of time, as per 01/05/2001, with the understanding that the employment shall in any event end, without notification being required, when the Employee reaches retirement age.

The first two months of the employment shall be in the nature of a probationary period, during which both parties are entitled to terminate the employment with immediate effect, without being required to state the reasons thereof.

Article 3

Subject to Section 7:672 of the Dutch Civil Code, the employment contract may be terminated with due observance of the statutory notice period. The employment contract may only be terminated in writing.

Article 4

The Employee is obliged, as the occasion arises, to carry out all tasks he is in reason asked to carry out by or on behalf of the Employer.

Article 5

The working hours amount to 40 hours per week. If the situation so demands, the Employer may request the Employee to work different hours.

Article 6

The Employee shall be paid a gross salary of Dfl. 4,970 per month. The holiday allowance amounts to 8% of the gross annual salary and is paid each year in the month of June and is calculated on the basis of the wages received during the preceding twelve months.

Article 7

The Employer has agreed to allow the Employee to participate in the so-called "Employee Stock Option Plan" ("ESOP"). As a result, the Employee acquires an entitlement to options to the amount of (amount) of the existing share capital, to an amount of (amount), or (number) shares with a nominal value of (amount) euro each. The content and conditions of the "ESOP" are to be stipulated in a separate contract.

Article 8

The Employee is not entitled to or will not enroll into a retirement plan offered by the Employer.

Article 9

The Employee is entitled to 25 days holiday per year. This holiday entitlement accrues pro rata to the number of months the Employee has been employed during a calendar year.

Article 10

In the event of sickness, the Employer shall continue to pay the Employee's wages for a period of not more than 52 weeks, as from the date the Employee reports sick.

The Employee is obliged to seek medical attention and to obey the instructions of the practicing physician, in order to speed up the recovery process and to be able to resume his duties as quickly as possible.

In the event of sickness or disability that is (possibly) caused by the acts of third parties, the Employee shall enable the Employer to recover the damage, if any, and to allow the Employer to represent the Employee in such instance at law.

Article 11

The Employee is not allowed to carry out activities for third parties or to do business for his own account without the prior written permission of the Board of the Employer; nor shall the Employee accept or stipulate any financial or other benefits from or of third parties, either directly or indirectly, which may be construed as being connected in any way to the activities he carries out for or on behalf of the Employer.

Article 12

During and after his employment, the Employee shall observe strict confidentiality towards third parties, including the other employees of Employer, with respect to everything that will come to his knowledge in the execution of his tasks and that relates to the affairs and the interests of the Employer. This obligation to observe secrecy also extends to information that comes to the Employee's knowledge by virtue of his job with respect to clients and other relations of the Employer.

Article 13

During his employment and for a period of twelve months after termination of his employment contract, the Employer shall refrain from establishing, operating, co-operating or having operated any enterprise, regardless in what form and either directly or indirectly, that is comparable, similar or related to the enterprise of the Employer, without the prior written permission of the Employer; nor shall the Employee carry out any activities for or on behalf of such enterprise, whether or not on contract, and whether or not for a fee, or without compensation, or to have any interest or share in such enterprise, on pains of an immediately payable penalty of Dfl. 10,000 (ten thousand Dutch Guilders) for each violation and Dfl. 5,000 (five thousand Dutch Guilders) for each day that the violation continues, without prejudice to the right of the Employer to demand full compensation from the Employee, if the damage suffered by the Employer exceeds these amounts. In the event of a violation or non-compliance on the part of the Employee with respect to any of the above-mentioned obligations, the Employee shall be in default by virtue of the violation, without any notification or any other formality being required and without the occurrence of damage having to be demonstrated.

Article 14

Within one week after the termination of the employment contract, the Employee shall return to the Employer any and all documents, equipment and other materials that were placed at his disposal by the Employer.

All materials and documents, regardless of their nature, that have been obtained through the Employer, or that the Employee has developed or described for the Employer as part of the Employee's job, are and shall remain the property of the Employer. The Employee is not allowed to take these documents and/or materials home with him, to copy them or to lend or disclose them to third parties. Breach of this clause shall result in the immediate termination of the employment contract, without prejudice to the right of the Employer to demand full compensation. In the event of a breach of this clause after the employment contract has been terminated, the Employee shall forfeit to the Employer an immediately payable penalty of Dfl. 100,000 (one hundred thousand Dutch Guilders), without prejudice to the right of the Employer to demand full compensation.

Article 15

This contract shall be governed and construed in accordance with the laws of the Netherlands.

Agreed, drawn up and signed in duplicate in The Hague, on 01/02/2000.



____________________                                ____________________

The Employee                                            The Employer